File No: 41371-0001

June 9, 2016

VIA ELECTRONIC MAIL

Epic Stores Corp.
20805 North 19th Avenue, Suite 2
Phoenix, AZ, USA 85027

Dear Sirs:

Re: Epic Stores Corp. - Registration Statement on Form S-1/A Amendment No. 2

We have acted as counsel to Epic Stores Corp. (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1/A (File No. 333-210712) (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the resale of up to 8,115,566 shares (the “Registered Shares”) of the Company’s common stock, consisting of (i) up to 3,906,168 shares that may be issued upon conversion of 10% senior secured convertible promissory notes (the “10% Notes”) issued or to be issued pursuant to a securities purchase agreement dated January 27, 2016, as amended April 1, 2016, with Old Main Capital, LLC; (ii) up to 1,534,842 shares of common stock that may be issued upon conversion of an 8% senior convertible promissory note (the “8% Note”) dated January 27, 2016, as amended April 1, 2016, in the principal amount of $500,000 issued to Old Main Capital, LLC; (iii) up to 1,274,556 shares of common stock that may be issued upon conversion of a 10% senior secured convertible promissory note (the “Exchange Note”) dated April 1, 2016 in the principal amount of $266,000 issued to Old Main Capital, LLC pursuant to an assignment and exchange agreement dated April 1, 2016 with Old Main Capital, LLC; (iv) up to 500,000 shares of common stock held by Connor Clay; (v) up to 400,000 shares of common stock held by Vista Partners LLC; and (vi) up to 500,000 shares of common stock that may be issued upon conversion of a convertible promissory note (the “ZSL Note”) dated April 5, 2016 in the principal amount of $450,000 issued to ZSL Trust Dated March 12, 2010 pursuant to an assignment agreement dated April 5, 2016 with ZSL Trust Dated March 12, 2010, as further described in the Registration Statement.

In connection with this opinion, we have examined the following documents:

(a)	the articles of incorporation of the Company, as amended;
(b)	the bylaws of the Company, as amended;
(c)	the resolutions adopted by the board of directors of the Company pertaining to the Registered Shares;
(d)	the Registration Statement; and
(f)	the prospectus (the “Prospectus”) constituting part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

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We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing, and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

•	900,000 of the Registered Shares that are currently issued and outstanding have been duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company; and
•	7,215,566 of the Registered Shares that may be issued upon conversion of the 10% Notes, the 8% Note, the Exchange Note or the ZSL Note have been duly and validly authorized, and will, if and when duly issued in accordance with the terms of such notes, be issued as fully paid and non-assessable shares of common stock in the capital of the Company.

This opinion letter is opining upon, and is limited to, the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

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